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                        For further information contact:
                                Neal H. Sanders (781) 302-2439
                                For release: May 2, 2002 at 3:00 pm

ROBOTIC VISION SYSTEMS, INC. RAISES $15 MILLION THROUGH PRIVATE PLACEMENT

     CANTON, MASSACHUSETTS - May 2, 2002 - Robotic Vision Systems, Inc. (RVSI) (NASDAQ: ROBV) today announced that it has completed a private placement of common stock to accredited investors, raising $15.0 million in gross proceeds. The proceeds of the financing will be used for general corporate purposes, including working capital to support growth.

     A total of 10.3 million shares of common stock were sold at $1.46 per share. The private placement also includes warrants to purchase up to 2.1 million shares at $1.46 per share on or before June 30, 2002, and warrants to purchase up to 2.6 million shares at $1.50 per share on or before May 1, 2005. The exercise of either warrant by investors requires the payment of funds to RVSI in the full amount of the warrant exercise price. RVSI may call the $1.50 warrants if the price of RVSI's common stock trades above $2.35 per share for twenty consecutive days at any time prior to the warrants' expiration.

     Needham & Company, Inc. acted as placement agent for the transaction. The securities have been purchased by accredited investors, including certain of RVSI's current shareholders. The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities issued in the private placement.

ABOUT RVSI

        Robotic Vision Systems, Inc. (RVSI) (NASDAQ:ROBV) has the most comprehensive line of machine vision systems available today. Headquartered in Canton, Massachusetts, with offices worldwide, RVSI is the world leader in vision-based semiconductor inspection and media transfer equipment. Using leading-edge technology, RVSI joins vision-enabled process equipment, high-performance optics, lighting, and advanced hardware and software to assure product quality, identify and track parts, control manufacturing processes, and ultimately enhance profits for companies worldwide. Serving the semiconductor, electronics, aerospace, automotive, pharmaceutical and packaging industries, RVSI holds approximately 100 patents in a broad range of technologies. For more information visit www.rvsi.com or call (800) 669-5234.

FORWARD LOOKING STATEMENT

     Except for the historical information herein, certain matters discussed in this release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to: the historical cyclical nature of the semiconductor industry, risks in products and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, both here and abroad, timely development and release of new products, strategic suppliers and customers, the effect of the company's accounting policies and other risk factors detailed in the Company's most recent registration statement, annual report on Form 10-K and 10K/A, and other filings with the Securities and Exchange Commission.

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